QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.3

CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP

We have acted as Canadian counsel to Hurricane Hydrocarbons Ltd. ("Hurricane") in connection with the registration statement on Form F-10 (the "Registration Statement") being filed on November 29, 2002 by Hurricane with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

        We know that we are referred to under the headings "Income Tax Considerations — Canadian Federal Income Tax Considerations" and "Legal Matters" in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name and opinion in the Registration Statement.

/s/ Davies Ward Phillips & Vineberg LLP
November 29, 2002
Toronto, Ontario

QuickLinks

CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP